UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Family Dollar Stores, Inc.

(Name of Registrant as Specified In Its Charter)

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FAMILY DOLLAR STORES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 19, 2007

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Family Dollar Stores, Inc. (the “Company”), to be held at 2:00 p.m., local time, on June 19, 2007, at the office of the Company, 10401 Monroe Road, Matthews, North Carolina 28105. The Annual Meeting is being held for the following purposes:

(1)	To elect a Board of eight directors;

(2)	To ratify the action of the Company’s Audit Committee in appointing PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending September 1, 2007; and

(3)	To transact other business that is properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Board of Directors has set the close of business on April 25, 2007, as the record date for the determination of stockholders who will be entitled to notice of and voting rights at the Annual Meeting (the “Record Date”). The list of stockholders entitled to vote at the Annual Meeting will be available for inspection, as required by the Company’s Bylaws, at the Company’s office, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

By Order of the Board of Directors

JANET G. KELLEY
Senior Vice President
General Counsel and Secretary

Matthews, North Carolina

May 4, 2007

FAMILY DOLLAR STORES, INC.

Post Office Box 1017

Charlotte, North Carolina 28201-1017

PROXY STATEMENT

GENERAL INFORMATION

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Family Dollar Stores, Inc. (“Family Dollar,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. This proxy statement is sent to anyone who owns shares of our common stock. The enclosed proxy card is for use at the Annual Meeting whether or not you plan to attend in person.

The Annual Meeting will be held at our headquarters on June 19, 2007, at 2:00 p.m., local time. These proxy materials are being mailed to our stockholders on or about May 4, 2007.

What happens at the Annual Meeting?

At the Annual Meeting, our stockholders will vote on the matters described in this proxy statement. Additionally, our management will present a report on the Company’s performance and respond to questions from stockholders.

What is a “proxy?”

A proxy is your legal designation of another person to vote the stock you own. The person you designate is called your “proxy,” and the document that designates someone as your proxy is called a “proxy” or “proxy card.” A form proxy card is included with this proxy statement. When you sign the proxy card, you designate Howard R. Levine, the Company’s Chief Executive Officer, or R. James Kelly, the Company’s Chief Operating Officer, as your representatives at the Annual Meeting.

Who is paying for this proxy statement and the solicitation of my proxy and how are proxies solicited?

We will pay the entire cost of soliciting proxies for the Annual Meeting. Our directors, officers and employees (who we refer to as “Associates”) may solicit proxies personally or by mail, telephone or other means of communication. In addition, we can arrange for brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. We will reimburse these institutions for the reasonable costs they incur to do so. Though we do not plan to do so now, we may later decide to retain a professional proxy solicitation service. The cost of that service would be borne by the Company.

Who is entitled to vote?

Only the record holders of our common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection as required by our Bylaws at our office, 10401 Monroe Road, Matthews, North Carolina, at least ten days before the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you owned as of the Record Date. These votes can be used for each matter to be voted upon.

What is the difference between holding shares as a “stockholder of record” and being a “beneficial owner?”

Most of our stockholders do not hold shares in their own names. Instead, they hold their shares through a stockbroker or bank. If your shares are registered in your name with our transfer agent, Mellon Investor Services, then you are considered the stockholder of record for those shares. We send proxy materials directly to all stockholders of record.

If your shares are held through a stockbroker or bank, you are considered the beneficial owner of those shares, even though you are not the stockholder of record. If that is the case, these proxy materials have been forwarded to you by your stockbroker or bank (who is actually considered the stockholder of record). As the beneficial owner of shares of our common stock, you have the right to tell your broker how to vote using the proxy materials. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the stockholder of record.

What am I voting on?

You will be voting on:

1.	The election of the eight nominees named in this proxy statement to the Board of Directors (Proposal No. 1); and

2.	The proposal to ratify the action of our Audit Committee in appointing PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending September 1, 2007 (Proposal No. 2).

The Board of Directors recommends that the stockholders vote FOR both Proposal No. 1 and Proposal No. 2. Unless you indicate otherwise on your proxy card, your proxies will be voted in favor of both proposals.

How can I vote my shares in person at the Annual Meeting?

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are the beneficial owner of shares of our common stock, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Stockholders who do not plan to attend the Annual Meeting can vote using the following methods:

1.	By Touch-Tone Telephone—If you choose to vote by telephone, please call the toll free number printed on the enclosed proxy card and follow the recorded instructions.

2.	By Internet—If you choose to vote using the Internet, please visit www.proxyvote.com and follow the online instructions.

3.	By Mail—If you choose to vote by mail, you must sign, date and return the enclosed proxy card in the enclosed postage-paid return envelope.

To reduce costs, we ask that you vote by telephone or by Internet. If you choose to vote using these methods, please note that voting will close at 11:59 p.m. Eastern Time, on June 18, 2007. You will need to refer to the control number printed on the enclosed proxy card if you choose to vote by touch-tone telephone or by Internet.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card.

Can I change or revoke my vote after returning my proxy card?

Any stockholder giving a proxy can revoke it any time before it is exercised by delivering written notice of revocation to the Secretary of the Company, by timely delivery of a valid, later-dated proxy or a later dated vote by telephone or on the Internet or by attending the Annual Meeting and voting in person. If you respond to this solicitation with a valid proxy and do not revoke it before it is exercised, it will be voted as you specified in the proxy.

How many votes must be present to hold the Annual Meeting?

A majority of the shares of our common stock outstanding on the Record Date, either in person or by proxy, must be present for a quorum at the Annual Meeting. On the Record Date, April 25, 2007, 151,039,841 shares of our common stock were outstanding. See “How will abstentions and broker non-votes be treated?” in this proxy statement for more information.

How many votes are necessary to approve each proposal?

Our directors are elected by a plurality of the votes of shares present at the Annual Meeting, either in person or by proxy. This means that the candidate who receives the most votes for a particular slot will be elected for that slot, whether or not the votes represent a majority.

The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereon.

What is a “broker non-vote”?

If you are the beneficial owner of shares held in “street name” by a broker, your broker is the stockholder of record; however, the broker is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, the broker may exercise discretionary voting power to vote your shares with respect to “routine matters,” but not “non-routine” items. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Both Proposal No. 1 and Proposal No. 2 are “routine matters.”

How will abstentions and broker non-votes be treated?

Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on matters other than the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter or otherwise does not vote such shares, those shares will not be considered present and entitled to vote with respect to that matter, but will be counted for the purpose of determining the existence of a quorum.

Who will count the votes?

An automated system administered by ADP Investor Communication Services (“ADP”) will tabulate votes cast by proxy at the Annual Meeting. A representative of the Company will be appointed to act as the inspector of election and tabulate votes cast in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Additionally, we will publish voting results in a report to be filed with the Securities and Exchange Commission (“SEC”).

Do you provide electronic access to the Company’s proxy statement and annual report?

Yes. You may obtain copies of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended August 26, 2006 (the “Annual Report”) by visiting www.familydollar.com and clicking the “Investors” tab. Once you are in the Investor Relations section of our website, click the “SEC Filings” link. You may also obtain a copy of the Annual Report, without charge, by sending a written request to: Corporate Secretary at Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC, 28201-1017.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting, proxy statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, proxy statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Mellon Investor Services (in writing: Mellon Investor Services, P.O. Box 3312, South Hackensack, NJ 07606-912; by telephone: 800-851-9677.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The number of directors is established by our Board of Directors pursuant to our Bylaws and is currently set at eight. Votes cast pursuant to the enclosed proxy will be cast for the election of the eight nominees named below unless authority is withheld. All nominees are currently members of the Board of Directors. If for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting (an event that is not now anticipated), the enclosed proxy will be voted for such substitute as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the total number of directors to be elected.

The Board of Directors met five times and acted by unanimous written consent in lieu of meeting on one occasion during the fiscal year ended August 26, 2006 (“fiscal 2006”). Additionally, the non-employee directors met four times during the year in executive session without the presence of management directors or employees of the Company and the non-employee independent directors (as defined by the rules of the New York Stock Exchange (“NYSE”)) met once. Each director attended all of the meetings of the Board and the committees on which he or she served. Pursuant to Corporate Governance Guidelines adopted by the Board, Board members are expected to attend Board meetings on a regular basis and to attend the annual meeting of stockholders. All of the nominees for election attended our last annual meeting, except for Dale C. Pond, who joined the Board in April 2006.

The following information is furnished with respect to the eight nominees. The Board of Directors has determined that each of the nominees, other than Messrs. Levine and Mahoney, are independent directors within the meaning of the NYSE listing standards. See “Item 3. Legal Proceedings” in our Annual Report for a description of litigation relating to certain of our directors and executive officers.

Mark R. Bernstein, age 76, has served as a director since 1980. He is Of Counsel with the law firm of Parker, Poe, Adams & Bernstein L.L.P. Prior to his January 2002 retirement, he was a partner in the law firm for more than the preceding five years. Mr. Bernstein was elected as the Lead Director of the Board of Directors in August 2004. He is the Chairman of the Nominating/Corporate Governance Committee.

Sharon Allred Decker, age 50, has served as a director since 1999. Mrs. Decker has been the Chief Executive Officer of The Tapestry Group, LLC, a consulting, communications and marketing firm since September 2004. From April 2003 to August 2004, she was President of The Tanner Companies, a manufacturer and retailer of apparel. From August 1999 to March 2003, she was President of Doncaster, a division of The Tanner Companies. Doncaster is a direct sales organization selling a high-end line of women’s apparel. From January 1997 to July 1999, she was President and Chief Executive Officer of The Lynnwood Foundation, which created and now manages a conference facility and leadership institute. Mrs. Decker also is a director of Coca-Cola Bottling Co. Consolidated and SCANA Corporation. Mrs. Decker serves on the Compensation and the Nominating/Corporate Governance Committees.

Edward C. Dolby, age 62, has served as a director since 2003. He has been the President of The Edward C. Dolby Strategic Consulting Group, LLC since September 2002, when he established the company to engage in business consulting. Prior to his retirement in December 2001, Mr. Dolby was employed by Bank of America Corporation for 32 years, where his positions included President of the North Carolina and South Carolina Consumer and Commercial Bank. Mr. Dolby is a member of the Audit and Compensation Committees.

Glenn A. Eisenberg, age 45, has served as a director since 2002. He is the Executive Vice President-Finance and Administration of The Timken Company, a position he has held since January 2002. The Timken Company is an international manufacturer of highly engineered bearings and alloy steels and a provider of related products and services. From 1990 to 2001, Mr. Eisenberg was employed by United Dominion Industries, an international manufacturer of proprietary engineered products, where he held various positions, including President and Chief Operating Officer from December 1999 to May 2001. He is also a director of Alpha Natural Resources, Inc. Mr. Eisenberg is the Chairman of the Audit Committee and the Board of Directors has determined that he is an “audit committee financial expert,” as defined by the applicable rules of the SEC.

Howard R. Levine, age 48, has served as a director since 1997. He was employed by the Company in various capacities in the Merchandising Department from 1981-1987, including employment as Senior Vice President-Merchandising and Advertising. From 1988 to 1992, Mr. Levine was President of Best Price Clothing Stores, Inc., a chain of ladies’ apparel stores. From 1992 to April 1996, he was self-employed as an investment manager. He rejoined the Company in April 1996, and was elected Vice President-General Merchandise Manager: Softlines in April 1996, Senior Vice President-Merchandising and Advertising in September 1996, President and Chief Operating Officer in April 1997, Chief Executive Officer (“CEO”) in August 1998, and Chairman of the Board in January 2003. Mr. Levine is the son of Leon Levine, the former Chairman of the Board and founder of the Company, who retired in January 2003.

George R. Mahoney, Jr., age 64, has served as a director since 1987. He was employed by the Company as General Counsel in 1976 and served as the Executive Vice President, General Counsel and Secretary of the Company from 1991 until his retirement in May 2005.

James G. Martin, age 71, has served as a director since 1996. He has been associated with the Carolinas HealthCare System since January 1993, where he currently serves as a Corporate Vice President. He served as Governor of the State of North Carolina from 1985 to 1992 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. Dr. Martin is also a director of Palomar Medical Technologies, Inc. and the North Carolina Capital Management Trust. Dr. Martin serves on the Nominating/Corporate Governance Committees and is the Chairman of the Compensation Committee.

Dale C. Pond, age 60, was appointed to the Board in April 2006. He retired in June 2005 as Senior Executive Vice President-Merchandising/Marketing after serving twelve years with Lowe’s Companies, Inc., the second largest home improvement retailer in the world. Prior to joining Lowe’s, he held a series of senior management positions at leading retailers and home improvement companies including HQ/HomeQuarters Warehouse, Montgomery Ward and Payless Cashways. Mr. Pond also is a director of Bassett Furniture Industries Inc., and Home Safety Council. Mr. Pond serves on the Audit and Compensation Committees.

DIRECTOR COMPENSATION

The Company’s directors (other than Howard R. Levine, who is an employee of the Company) were paid $3,500 for each Board meeting attended and $750 for each Audit, Compensation and Nominating/Corporate Governance Committee meeting attended in fiscal 2006. The Chairman of the Audit Committee received an additional $500 per meeting and the Chairman of each of the Compensation and Nominating/Corporate Governance Committees received an additional $250 per meeting. The Lead Director of the Board received an additional annual cash retainer of $12,000. Pursuant to the Family Dollar 2000 Outside Directors Plan (the “Directors Stock Plan”), in fiscal 2006, directors (other than Howard R. Levine, who is an employee of the Company) received an annual grant of shares of our common stock with a fair market value at the time of the grant of $20,000. The Board of Directors believes that the payment of a portion of the director’s fees in the form of an annual grant of shares of our common stock supports the alignment of the directors’ interests with the interests of our stockholders. Each of the current non-employee directors received a grant of 831 shares of our common stock upon their re-election as directors in January 2006 (except for Mr. Pond, who was not a director at the time). Mr. Pond received a grant of 605 shares of our common stock upon his appointment to the Board in April 2006. Additionally, non-employee directors were reimbursed for reasonable expenses incurred by them in connection with attendance at Board and related functions.

The following table summarizes compensation paid by the Company to non-employee directors in fiscal 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Mark R. Bernstein	42,500	20,000	62,500
Sharon Allred Decker	29,500	20,000	49,500
Edward C. Dolby	26,500	20,000	46,500
Glenn A. Eisenberg	28,750	20,000	48,750
George R. Mahoney, Jr.	17,500	20,000	37,500
James G. Martin	36,250	20,000	56,250
Dale C. Pond	13,500	15,666	29,166

(1)

The amounts shown in this column indicate the dollar amount of compensation cost recognized by the Company in fiscal 2006 pursuant to FAS 123R for stock awards granted in fiscal 2006. See Note 9 to the Consolidated Financial Statements included in our Annual Report for a discussion of the relevant assumptions made in these valuations. For each director, the grant date fair value of stock awards granted in fiscal 2006 computed in accordance with FAS 123R was identical to the total compensation cost recognized. For the total number of shares of common stock held by each non-employee director as of March 3, 2007, see “Ownership of the Company’s Securities” in this proxy statement.

Non-employee directors are required to maintain a level of equity interest in the Company equal to at least one-half of the cumulative number of shares of our common stock awarded under the Directors Stock Plan since August 2004. We encourage, but do not require, that directors maintain an equity interest in the Company in excess of such minimum amounts.

In August 2006, the Board of Directors adjusted the compensation arrangements for non-employee directors. Beginning in fiscal 2007, directors (other than Howard R. Levine, who is an employee of the Company) will be paid an annual retainer of $40,000 per fiscal year, payable quarterly in arrears. The Chairman of each of the Nominating/Corporate Governance Committee and the Compensation Committee will receive an additional annual retainer of $5,000 and the Chairman of the Audit Committee will receive an additional annual retainer of $10,000, payable quarterly in arrears. Our Lead Director will be paid an additional annual retainer of $10,000 per fiscal year, payable quarterly in arrears. Non-employee directors will be paid $1,500 for each meeting of the Board attended and $1,000 for each committee meeting attended, except that a director will receive $500 for any meeting attended telephonically. Additionally, such non-employee directors will receive an annual grant of our common stock with a value of $30,000 pursuant to the Family Dollar Stores, Inc. 2006 Incentive Plan (the “2006 Plan”) and in accordance with the terms of the Directors’ Share Awards Guidelines, which were adopted pursuant to the 2006 Plan, beginning with the Annual Meeting. The Company will reimburse directors for all reasonable expenses incurred by them in connection with attendance at any meeting of the Board or its committees and for travel and other expenses incurred in connection with their duties as directors.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees.

CORPORATE GOVERNANCE MATTERS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Pursuant to our Bylaws, the Board of Directors has established four standing committees: the Audit, Compensation, Equity Award and Nominating/Corporate Governance Committees. The Board of Directors has adopted Corporate Governance Guidelines that require a majority of the Board members and all members of each of the Audit, Compensation and Nominating/Corporate Governance Committees to be independent, as defined by the NYSE listing standards.

The Board has determined, after a review of the relationships between and among each of the directors, the Company and its officers, that Mark R. Bernstein, Sharon Allred Decker, Edward C. Dolby, Glenn A. Eisenberg, James G. Martin and Dale C. Pond, who constitute all the members of the Board’s current standing committees, other than the Equity Award Committee, are independent, as defined by the NYSE listing standards, and that no material relationships exists between any of such independent directors and the Company other than by virtue of their being directors and stockholders. Mark R. Bernstein, our Lead Director, was a partner in the law firm of Parker, Poe, Adams & Bernstein L.L.P. until his retirement in January 2002, and currently is Of Counsel to the law firm. Prior to fiscal 2005, the Company had paid legal fees to the law firm for legal services. The Board of Directors has considered the relationship of Mr. Bernstein and the law firm to the Company. Based on the fact that the law firm did not provide legal advice to the Company in fiscal 2005 and fiscal 2006, and is not expected to provide such advice to the Company in the future; the nominal amounts paid by the Company to the law firm in prior fiscal years; the small percentage of these payments relative to the total revenues of the law firm; and the retirement of Mr. Bernstein from the law firm, the Board of Directors has determined that such prior relationship is immaterial and that Mr. Bernstein qualifies as an independent director. In addition, Ms. Decker is a member of the Board of Directors of Coca-Cola Bottling Co. Consolidated, with which the Company conducted business in the ordinary course in fiscal 2006. The Company considered Ms. Decker’s service on the Board of Directors of Coca-Cola Bottling Co. Consolidated in making its independence determinations. The Board also considered the Company’s advancement to all directors of defense costs incurred in connection with certain derivative shareholder actions filed against the directors and others in determining that all directors, other than Messrs. Mahoney and Levine, are independent directors. See “Transaction with Related Persons” in this proxy statement.

As the Lead Director, Mr. Bernstein presides over meetings of the non-management and independent board members.

The Charters of the Audit, Compensation, Equity Award and Nominating/Corporate Governance Committees, our Corporate Governance Guidelines, and the Codes of Conduct applicable to our officers, directors and Associates are available on our website at www.familydollar.com under the “Investors” tab. Once you are in the “Investors” section of our website, click the “Corporate Governance” link. These documents are also available in print to stockholders upon request to the Corporate Secretary.

The principal functions of each of our Board Committees, their members and the number of meetings held in fiscal 2006 are set forth below:

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2006
Audit Eisenberg(1) Dolby Pond	• Assist the Board of Directors in fulfilling its responsibilities with respect to oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; and (iii) the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditors.	9

Compensation Martin(1) Decker Dolby Pond

•     Evaluate and recommend compensation for selected senior executive officers of the Company and non-management directors;

•     Set the compensation of the Chairman of the Board and CEO;

•     Administer the Company’s equity compensation plans;

•     Evaluate and review the structure of compensation and benefits for all Associates, including setting pre-tax earnings goals and approving the payment of bonuses under the Company’s incentive compensation plans; and

•     Establish and communicate to the Board and to management the Company’s general compensation philosophy, as well as considerations for determining compensation for executive officers and directors.

		6

Equity Award Levine	• Select Associates below the level of vice president for participation in programs established by the Compensation Committee pursuant to the 2006 Plan; and • Approve the amount of grants or awards of equity or cash incentives to selected Associates below the level of vice president in accordance with the 2006 Plan programs and subject to such terms and limitations as established by the Compensation Committee, which shall include limits on the number of equity related rights that may be granted in any fiscal year by the committee.	0	(2)

Committee Name and Members	Committee Functions	Number of Meetings in Fiscal 2006
Nominating/ Corporate Governance Bernstein(1) Decker Martin

•     Identify and recommend to the Board individuals to fill vacant Board positions and/or nominees for election as directors at the Annual Meeting of stockholders;

•     Review the structure, independence and composition of the Board and its Committees and the Committee charters and make recommendations to the Board;

•     Evaluate the performance of the Board and Committees and report findings to the Board;

•     Review and recommend to the Board plans for the succession of the Company’s CEO and other senior executive officers, as necessary;

•     Develop (with Company management) director orientation programs;

•     Nominate for Board approval the Chairman and the Lead Director, if applicable, and make recommendations to the Board regarding their respective roles;

•     Review and make recommendations as provided in the Company’s Codes of Business Conduct;

•     Evaluate and make recommendations to the Board regarding stockholder proposals; and

•     Recommend to the Board and oversee the implementation of sound corporate governance principles and practices.

10

(1)	Chairman of the Committee.

(2)	The Equity Award Committee acted by unanimous written consent 18 times in fiscal 2006.

Nominees for Election as Directors

The Nominating/Corporate Governance Committee considers nominees for election as directors proposed by stockholders of the Company. As provided in the Company’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee will seek Board candidates who possess and have exhibited integrity in business and personal affairs and whose professional experiences will assist the Board in performing its duties. The Nominating/Corporate Governance Committee has not established any specific, minimum qualifications for potential nominees. The Nominating/Corporate Governance Committee’s process for evaluating nominees for director will not differ based on whether the nominee is recommended by a stockholder. To recommend a prospective nominee for the Committee’s consideration, stockholders should submit the candidate’s name and qualifications, in writing, to the Company’s Secretary at the following address: Family Dollar Stores, Inc., Attention: Secretary, P.O. Box 1017, Charlotte, NC 28201-1017. Any such submission must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. See “Stockholder Proposals” in this proxy statement for further information. The Nominating/Corporate Governance Committee will extend invitations on behalf of the Company to join the Board of Directors or to be nominated for election as a director. The Nominating/Corporate Governance Committee has engaged an independent director search firm to assist the Committee in identifying potential director candidates. Dale C. Pond was recommended to the Nominating/Corporate Governance Committee by such third party search firm.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, the Lead Director or the non-management directors as a group by sending correspondence addressed to the applicable party to: Board of Directors, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, NC 28201-1017, or by sending an

e-mail addressed to Board@familydollar.com. Pursuant to procedures approved by the independent members of the Board of Directors, all such correspondence related to the Board’s duties and responsibilities will be reviewed by the Company’s General Counsel and forwarded to the Lead Director or summarized in periodic reports to the Lead Director. All such correspondence will be available to any of the directors upon request.

Report of the Audit Committee of the Board of Directors

During fiscal 2006, Glenn A. Eisenberg served as Chairman of the Audit Committee of the Board of Directors. Members of the Audit Committee during fiscal 2006 included James G. Martin (who served on the committee until April 2006), Edward C. Dolby and Dale C. Pond (who was appointed to the committee in April 2006). The Board of Directors has determined that all members of the Audit Committee are independent and are financially literate as required by the NYSE listing standards, and that Mr. Eisenberg is an “audit committee financial expert,” as defined by the SEC guidelines, and has accounting or related financial management expertise, as required by the NYSE’s listing requirements.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for fiscal 2006 with the Company’s management. The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee has also received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and the discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006 for filing with the SEC.

This report is submitted by Glenn A. Eisenberg, Chairman, Edward C. Dolby and Dale C. Pond.

Compensation Committee

The Compensation Committee of the Board of Directors administers the compensation program for the Company’s executive officers, including the principal executive officer, principal financial officer and the three other most highly compensated executive officers who served in such capacities as of the end of fiscal 2006 as reflected in the 2006 Summary Compensation Table in this proxy statement (collectively, “Named Executive Officers” or “NEOs”). During fiscal 2006, Mark R. Bernstein, Sharon Allred Decker, James G. Martin, Edward C. Dolby and Dale C. Pond made up the Compensation Committee. Mr. Bernstein served on the Compensation Committee until April 2006, and Messrs. Dolby and Pond were appointed to the Compensation Committee that same month. Dr. Martin served as the Committee Chairman.

The Compensation Committee reviews and approves all forms of compensation for the Company’s NEOs. The Compensation Committee also reviews (but need not approve) compensation for all officers at or above the level of Senior Vice President. The Compensation Committee reviews and recommends to the Board of Directors the compensation for non-management directors.

The Compensation Committee’s Charter grants it sole authority to select, retain and terminate compensation consultants. The Compensation Committee sought the advice of a compensation consultant, Hay Group, Inc., to assist in setting compensation for the Company’s senior executive officers and to implement the 2006 Plan. Among other things, Hay Group, Inc. provided data from the Hay Retail Executive Survey as well as analysis on pay mix and current trends. The Compensation Committee also retained a second consultant, Steven Hall & Partners, to provide similar advice and to review compensation materials prepared by management. Steven Hall & Partners does not provide advice to the Company’s management.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The primary objectives of our executive compensation program are to:

•

Provide competitive compensation packages that enable us to attract and retain key executives who can successfully implement the objectives, goals and strategic initiatives the Board and executive management have established for our Company;

•

Align the interests of the Company’s executives with those of the stockholders by directly linking a significant portion of executive compensation to the short-term and long-term financial performance of the Company;

•	Ensure executive compensation is fair, equitable and consistent as to each component of compensation; and

•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

To meet these goals, the Company provides the following to its NEOs:

•	Base salary;

•	Annual cash bonus;

•	Performance-based share awards;

•	Stock options;

•	Certain perquisites;

•	Severance and change in control benefits; and

•	401(k) savings and deferred compensation plans.

Compensation Evaluation and Award Process

Compensation for the Company’s NEOs is reviewed and approved by the Compensation Committee on an annual basis. The Compensation Committee of the Company approves the Company’s various short-term and long-term compensation plans, as described below, which form the basis for all officer compensation packages. To assist in determining the proper NEO compensation levels, the Committee has engaged Hay Group, Inc. to analyze each NEO’s position, looking at factors such as the size of the Company, scope of responsibility, importance of the role and its impact on organizational results, in order to identify comparable positions at both retail and non-retail companies. Once such comparable positions are identified, Hay Group, Inc. provides the Committee with information regarding both the total compensation package for competitive positions and components of compensation.

The Compensation Committee also considers tally sheets prepared by management when considering NEO compensation packages. The tally sheets set forth the total dollar value of each NEO’s annual compensation for the past three years, including salary, short and long-term incentive compensation, the cost to the Company of various health and insurance benefits, perquisites, and other compensation. The tally sheets also provide information with respect to accumulated realized and unrealized stock option gains, grants of stock made pursuant to the Company’s performance share rights program and amounts payable to NEOs upon termination of employment under various different circumstances, including retirement and termination in connection with a change of control.

As a part of the annual compensation review process, the Committee meets with, and receives the recommendations of the CEO as to the appropriate compensation packages for each NEO, other than the CEO. The Chairman of the Compensation Committee meets with the CEO to discuss his compensation package and conveys information obtained to the Committee. Management and outside consultants also provide the Compensation Committee with materials that describe retail industry compensation trends and best practices to help the Compensation Committee make informed compensation decisions and to ensure that the Compensation Committee is aware of recent developments in the field of executive compensation. Once the Committee has reviewed all of such information, the Committee establishes both a total compensation level for each NEO and establishes or approves the various elements of the total compensation package using the information provided by Hay Group, Inc., advice from Steve Hall & Partners, advice of management and other information such as the performance, experience and longevity of the individual officer, existing pay levels and external market demands.

The Committee has not established a formula or pre-established methodology for determining total direct compensation or for the allocation of compensation among salary, short-term and long-term incentive compensation. However, the Committee has generally established the total direct compensation level of each NEO, other than the CEO, at the 50th percentile for similar positions at retail companies. The total direct compensation of the CEO for the current fiscal year is between the 25th and 50th percentiles for comparable positions at retail companies. The Committee has weighted the compensation packages of the NEOs toward performance based compensation, with short-term bonus opportunities meeting or exceeding comparable retail positions while long-term incentives approximate the 50th percentile or higher of comparable retail positions, except for the CEO, who has long term incentives between the 25th and 50th percentiles of comparable retail positions.

The Company’s CEO, assisted by other executive officers, reviews similar materials in determining the compensation packages of the Senior Vice Presidents who are not NEOs. The CEO reviews such compensation packages with the Compensation Committee and obtains their approval of all equity grants made to any officer at the level of Vice President or above. Based on all information available to it, the Company believes that the total compensation packages offered to all of the Company’s executive officers are reasonable, competitive and designed to achieve the Company’s compensation goals.

Factors for Determining Compensation Mix

To determine the proper mix of compensation types, the Compensation Committee considers a number of factors, including:

•

Historical information. We rely on historical information to show us which compensation designs have been most successful in helping the Company achieve its business strategy. Historical information is also relevant in determining what compensation designs and what mixes of compensation have aided our executive officer retention efforts.

•

Current market practices. As discussed above, we compare both total direct compensation and each element of our compensation package against a peer group of similar retail and non-retail companies, with a special emphasis on the compensation practices of our most direct competitors. We rely on our compensation consultants and executive recruiters to provide information regarding the compensation practices of our peers. Recent successes or failures of our executive recruitment efforts are also factors in the establishment of compensation levels.

•

Management recommendations. We consider management recommendations, including individual performance ratings as prepared by executive management when making compensation awards at the end of each fiscal year.

•	Consideration of All Elements of Compensation. In setting compensation levels, we consider all elements of the compensation program in total as well as each element in isolation.

•

Balance. Our compensation program is intended to be balanced. We consider the need to provide sufficient guaranteed short-term income via base salary and benefits, but also performance-based short and longer-term financial rewards which will promote achievement of the Company’s goals when making compensation decisions. Further, we believe that as an individual’s level of responsibility and ability to contribute to the Company’s financial results increases, such individual’s total compensation should also increase. As an individual’s total compensation increases, we believe that the ratio of both equity to non-equity compensation and performance-based compensation to total compensation should also increase.

•

Compensation best practices. We believe that compensation decisions should be reasonable, responsible and tied to the best interests of our stockholders. Our stockholders should understand our compensation philosophy and program goals. Therefore, we consistently monitor developments in executive compensation “best-practices” to assist us in achieving these objectives.

•	Internal equity. Our compensation program is intended to be internally fair. We monitor the relationship between the CEO’s total compensation to that of the Company’s other executive officers.

Elements of Compensation

The following describes the different types of employee compensation, as well as the rationale for each element.

Base Salary. NEO salary ranges are determined by reviewing compensation surveys, as well as market information provided by recruiters and the Committee’s consultants for similar positions, with special consideration given to compensation at retail companies with sales exceeding $1 billion. Generally, we target base salaries at the 50th percentile of this group of competitors. The Committee believes that setting salaries at a lower level would prevent the Company from attracting and retaining top-notch executive talent, and setting salaries at a higher level would over-compensate executives without requiring corresponding performance. A NEO’s particular salary within the established range is determined by considering his or her experience, internal review of pay relative to other officers, competitive information provided by the Committee’s consultants, and contribution to the Company’s objectives, as well as the Company’s operating performance.

For fiscal 2007, the Committee has approved annual compensation packages for the NEOs including the following base salaries: Mr. Howard R. Levine—$800,000, Mr. Robert George—$375,000, Mr. Charlie Gibson —$340,000 and Ms. Janet Kelley—$300,000. Base salary adjustments reflect market conditions and the Company’s objective of establishing salaries at the 50th percentile for competitive companies, plus an evaluation of individual performances. In connection with his promotion from Chief Financial Officer to Chief Operating Officer, at its August 17, 2006 meeting, the Committee approved a base salary of $600,000 for Mr. R. James Kelly in recognition of his expanded role and competitive market data for such new role.

Short-Term Incentive Awards. The Company provides short-term (annual) cash incentive awards to NEOs to encourage them to meet individual and Company performance goals. We use the procedures described above under “Compensation Evaluation and Award Process” to determine the appropriate bonus potential, as well as the overall design of compensation plans, in order to establish a market competitive bonus opportunity. The Company strives to ensure that similar positions across the Company have similar bonus potential.

In fiscal 2006, we made awards to the NEOs under the Company’s Incentive Profit Sharing Plan. Under this plan, executive officers and other supervisory personnel were eligible to receive a cash bonus equal to a percentage of their base salary (the “Target Bonus”), based on the Company’s achieving certain pre-tax earnings goals as established by the Committee. The amount of an executive officer’s potential bonus award was based on his or her salary. For NEOs, potential target bonus payments ranged from 35% to 100% of annual salary. The bonus potential was greater for senior executives than for other participants in the program, because the

Company endeavors to tie more of those executives’ compensation to the achievement of earnings goals. 2006 Target Bonus amounts approved by the Committee for the NEOs were as follows:

Name	Target Bonus Percentage
Howard R. Levine	100%
R. James Kelly	75%
Robert A. George	50%
Charles S. Gibson, Jr.	50%
Janet G. Kelley	35%

The Target Bonus under the Incentive Profit Sharing Plan is generally set at a level which would require the Company to perform consistent with, or beyond its publicly stated financial goals. Target Bonus payments are considered an integral part of the Company’s compensation structure. Therefore, while Target Bonus goals are linked to the Company’s performance goals, the levels are intended to be within a reasonable range of achievement each year.

The Incentive Profit Sharing Plan is designed so that (1) if the Company exceeds its pre-tax earnings goals, the potential bonus is increased by 2% for each 1% by which the goal was exceeded, up to a maximum of 50% additional bonus if the Company exceeds its earnings goals by 25% and (2) if the Company does not meet its pre-tax earnings goals, the potential bonus is decreased by 5% for each 1% by which the goal is missed, with no bonuses paid at all if pre-tax earnings are below 90% of the stated goal. With the exception of Mr. Levine and Mr. Kelly, executive officers’ individual performance ratings could also increase or decrease their potential bonus based on achievement of individual performance goals set at the beginning of the year, including:

•	The NEO’s success in executing his or her managerial responsibilities; and

•	The NEO’s impact on the operating goals of the Company (including sales, pre-tax earnings and return to stockholders).

Based on the Company’s exceeding the target pre-tax earnings goal by approximately 9% (excluding the impact of a $45 million litigation charge and a $10.5 million charge related to stock option expenses, as permitted by the Incentive Profit Sharing Plan and approved by the Compensation Committee) and factoring in the individual performance ratings for the NEOs other than Mr. Levine and Mr. Kelly, the NEOs earned the following bonus amounts under the Incentive Profit Sharing Plan for fiscal 2006 performance:

Name	Bonus Amount
Howard R. Levine	$857,537	(1)
R. James Kelly	$408,950	(1)
Robert A. George	$214,343	(2)
Charles S. Gibson, Jr.	$193,840	(3)
Janet G. Kelley	$132,771	(4)

(1)	Represents 118% of Target Bonus

(2)	Represents 122% of Target Bonus

(3)	Represents 125% of Target Bonus

(4)	Represents 132% of Target Bonus

At a meeting on October 3, 2006, the Committee adopted The Family Dollar Stores, Inc. 2006 Incentive Plan Guidelines for Annual Cash Bonus Awards (the “Cash Bonus Award Guidelines”), pursuant to the 2006 Plan. The Cash Bonus Award Guidelines are effective for fiscal 2007 and replace the annual bonuses paid under the Company’s Incentive Profit Sharing Plan for fiscal 2006 on substantially the same terms. 2007 Target Bonus awards under the Cash Bonus Award Guidelines approved by the Committee for the NEOs are as follows:

Name	Target Bonus Percentage
Howard R. Levine	100%
R. James Kelly	75%
Robert A. George	50%
Charles S. Gibson	50%
Janet G. Kelley	40%

Long-Term Incentive Awards. We believe that a substantial portion of each NEO’s compensation should be both performance-based and in the form of equity awards. The Company’s long-term incentive awards are designed to closely align the interests of management and executives with those of the Company’s stockholders. The Company offers two types of long-term incentive compensation: stock options and performance share rights (“PSRs”). Both types of equity compensation are awarded under the Company’s 2006 Plan, which was approved by the stockholders on January 19, 2006.

We use the procedures described above under “Compensation Evaluation and Award Process” to determine the appropriate total dollar value of long-term incentive compensation to award each NEO. This dollar value is reviewed each year, and can change based on the executive officer’s performance and market conditions. Once the dollar value is established, it is divided equally between stock options and PSRs. Option and PSR awards are denominated in shares. The number of options and PSRs awarded is set so that the grant date fair value of the awards determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“FAS 123R”) equals the total dollar value of long-term incentive compensation approved by the Committee for the NEO.

We believe that awarding a balanced mix of stock options and PSRs reduces the Company’s historical dependence on stock options and more firmly ties executive officer compensation to performance. The communication of these grants in terms of dollar value at the time of grant helps the executive officer understand the true value of equity compensation and also helps us to understand the Company’s compensation costs for each executive officer.

The Company has adopted a policy of making equity awards on pre-established dates in order to avoid any potential issues regarding the selection of grant dates based upon the release of material information about the Company’s performance. Annual equity awards are presented to the Compensation Committee for approval at a scheduled Committee meeting on the first Tuesday after the Company’s fiscal year end earnings release. Equity awards are also given to Associates throughout the year, as they are hired or promoted into positions eligible for those awards. For newly hired or promoted Associates below the level of Vice President, equity awards are reviewed and approved by the Equity Award Committee of the Board on the first Tuesday after the Company’s monthly sales release. For newly hired or promoted Associates at or above the level of Vice President, equity awards are approved by the Compensation Committee at a meeting held the same Tuesday. The exercise price for all stock options is determined by the closing price of Family Dollar stock on the date the option grant is approved.

Performance Share Rights Awards

PSRs are awarded under the 2006 Plan, and according to the terms of the 2006 Incentive Plan Guidelines for Long Term Incentive Performance Share Rights Awards. When an Associate is awarded PSRs, that Associate receives a right to be issued shares of the Company’s common stock if the Company performs at a certain level, as compared to a selected peer group of companies, over the relevant performance period. Performance is determined by analyzing the Company’s net income growth (“earnings growth”) and average annual return on equity (“ROE”). Each of these factors is given equal weight. Performance share rights are generally determined using a three-year performance period. However, the Company made one-year performance period awards in fiscal 2006 and fiscal 2007 to help Associates understand the metrics of these awards.

Each participating Associate is awarded a “target” number of shares. These shares are awarded to the Associate at the end of a performance period if the Company is at the 50th percentile in relation to its peer group for earnings growth and ROE. If the Company’s performance is above or below the 50th percentile, the number of shares will be adjusted upward or downward, respectively. No awards are made if the Company’s performance is below the 30th percentile, and awards are increased to a maximum of twice the “target” award if the Company’s relative performance is above the 90th percentile, as follows:

Performance Against Selected Peer Group	Percent of Award Adjustment (to Target Award)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	75%
30th Percentile	25%
<30th Percentile	0%

For fiscal 2006, the peer group consisted of the following companies: 7-Eleven, 99 Cent Only Stores, Big Lots, Casey’s General Stores, Cato, CVS, Dollar General, Dollar Tree Stores, Fred’s, Kohl’s Department Stores, Longs Drug Stores, Office Depot, Payless ShoeSource, Shopko, SuperValu, Target Corporation, TJX Companies, Inc., The Pantry, Inc., Walgreens and Wal-Mart Stores, Inc. For fiscal 2007, the peer group consists of the same companies with the exception of 7-Eleven and Shopko.

For fiscal 2006, target PSR awards approved by the Committee for the NEOs were as follows:

Name	Target PSR Grant
Howard R. Levine
1 Year Performance Share Award	12,500
3 Year Performance Share Award	37,500

R. James Kelly
1 Year Performance Share Award	8,000
3 Year Performance Share Award	24,000

Robert A. George
1 Year Performance Share Award	2,917
3 Year Performance Share Award	8,750

Charles S. Gibson, Jr.
1 Year Performance Share Award	2,500
3 Year Performance Share Award	7,500

Janet G. Kelley
1 Year Performance Share Award	1,333
3 Year Performance Share Award	4,000

Based on the Company’s achieving at the 56th percentile in relation to its peer group for earnings growth and ROE in fiscal 2006, the NEOs earned the following number of shares of common stock pursuant to the 1-year PSR awards for fiscal 2006 performance:

Name	PSRs Earned
Howard R. Levine	14,000
R. James Kelly	8,960
Robert A. George	3,268
Charles S. Gibson, Jr.	2,800
Janet G. Kelley	1,495

In October 2006, the Committee approved the following target PSR awards to the NEOs for fiscal 2007:

Name	Target PSR Grant
Howard R. Levine
1 Year Performance Share Award	12,500
3 Year Performance Share Award	37,500

R. James Kelly
1 Year Performance Share Award	9,167
3 Year Performance Share Award	27,500

Robert A. George
1 Year Performance Share Award	2,229
3 Year Performance Share Award	6,687

Charles S. Gibson, Jr.
1 Year Performance Share Award	2,178
3 Year Performance Share Award	6,532

Janet G. Kelley
1 Year Performance Share Award	1,199
3 Year Performance Share Award	3,595

Stock Option Awards

Awards of stock options under the Company’s 2006 Non-Qualified Stock Option Grant Program generally have the following terms:

•	The exercise price for each option is the closing price of the Company’s stock on the date the option grant is approved.

•	Options have a term of five years and may not be exercised for at least two years from the date of the grant.

•

Each option becomes exercisable in cumulative installments of not more than 40% of the number of shares subject to the option after two years, 70% after three years and 100% after four years. This vesting schedule encourages executives to remain employed by the Company and helps to ensure an appropriate link to stockholder total return.

•	Grants do not include reload provisions and repricing of options is prohibited without stockholder approval.

In October 2006, the Compensation Committee approved the following stock option awards to the following NEOs for fiscal 2006 performance: Mr. Levine—150,000, Mr. Kelly—110,000, Mr. George—21,845, Mr. Gibson—21,340 and for Ms. Kelley—11,746.

Perquisites

NEOs (along with selected other senior executives) participate in a Medical Expense Reimbursement Plan and are offered executive disability insurance coverage paid for by the Company. Pursuant to his employment agreement with the Company, Mr. Levine is entitled to non-exclusive personal use of the Company’s aircraft, subject to certain limits established by the Board each year. For the 2007 fiscal year, the Board has limited Mr. Levine’s personal usage of the Company’s aircraft to 70 hours. We consider the incremental cost to the Company and the benefit to Mr. Levine of this perquisite when setting his total compensation each year.

We believe it is necessary to offer these benefits in order to support the Company’s recruitment and retention efforts because many of the Company’s competitors offer similar benefits. Because the Company does not offer NEOs any other perquisites other than those benefits generally available to all Company Associates, and as further described in Note 5 to the “Summary Compensation Table” in this proxy statement, we view these perquisites as reasonable and necessary to our compensation program.

Employment Agreements

We have entered into employment agreements with the Chairman of the Board and CEO, Howard R. Levine; President, Chief Operating Officer and Interim Chief Financial Officer, R. James Kelly; Executive Vice President, Robert A. George; and Executive Vice President, Charles S. Gibson, Jr. under which each such executive officer is entitled to certain compensation and benefits. Under these agreements our executive officers also agree to certain non-competition and non-solicitation covenants. See “Employment Agreements with Named Executive Officers” in this proxy statement.

Presently, no other executive officer is party to an employment agreement with the Company.

Severance and Change in Control Benefits

We have entered into employment agreements and/or maintain incentive plans that will require us to provide compensation or other benefits to the NEOs in connection with certain events related to a termination of employment or change of control. For a description of the terms of these arrangements see “Potential Payments Upon Termination Or Change Of Control” in this proxy statement.

We have established these arrangements for the following reasons:

•

We believe that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of our executive officers notwithstanding the possibility, threat or occurrence of a change of control;

•	We believe it is imperative to diminish the inevitable distraction to our executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change of control; and

•

We believe providing executive officers compensation and benefits arrangements upon a change of control is necessary in order for the Company to be competitive with compensation packages of other similarly-situated companies.

Stock Ownership Guidelines

We believe that our executive officers should hold a substantial equity interest in the Company in order to closely link the interests of the Company’s stockholders with management. Consequently, the Board has established stock ownership guidelines for all of our officers who hold the position of Vice President or above. Under these guidelines, those officers are expected to achieve ownership of our common stock valued at a multiple of the officer’s annual base compensation, ranging from one times salary for Vice Presidents to five times salary for the CEO. Pending achievement of these ownership goals, officers will be required to retain 25% of the net value (after the exercise price of any options and after applicable taxes) of any equity award.

Incentive Plan Retirement Provisions

The Family Dollar Stores, Inc. 1989 Non-Qualified Stock Option Plan (the “1989 Plan”) and the 2006 Plan each contain retirement provisions which provide that stock options granted to and held by qualifying retirees at the date of retirement shall continue to vest and be exercisable in accordance with the terms of each plan. In order to qualify as a “retiree” under each plan, an Associate must voluntarily terminate his or her employment at age sixty years or older after a period of at least ten years of service to the Company. Additionally, retirees must agree to abide by certain non-compete and solicitation provisions for a period of five years. This provision of the 1989 Plan only applies to options that were (i) unvested as of January 20, 2005 or (ii) any vested stock options that were “underwater” on such date.

Deferred Compensation Plan

The Family Dollar Compensation Deferral Plan (the “Deferred Compensation Plan”) allows certain associates, including NEOs, to defer receipt of up to 50% of their salary and 75% of their bonus payments. The Company provides this benefit to aid retention and recruitment, as most of the companies with whom we compete provide a similar benefit to their executive officers. For a description of the material terms of the Deferred Compensation Plan see “Nonqualified Deferred Compensation” in this proxy statement.

401(k) Plan

The Company offers a 401(k) savings plan for all eligible Associates. The Company’s matching contribution is 50% of Associate contributions up to 3% of base salary or bonus pay, subject to plan and Internal Revenue Code limits.

Tax and Accounting

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code provides that publicly held companies may not deduct in any taxable year compensation in excess of $1 million paid to the CEO or any of the four other highest paid executive officers which is not “performance-based,” as defined in Section 162(m). The Company’s stockholders have approved the 1989 Plan, the 2006 Plan and the Incentive Profit Sharing Plan for the purpose of preserving the future deductibility of all compensation paid under these plans. We fully consider Section 162(m) when determining executive compensation packages, and we believe that all applicable executive officer compensation paid in fiscal 2006 met the deductibility requirements of Section 162(m).

FAS 123(R). The Company began accounting for share-based payments including stock options and PSRs pursuant to FAS 123(R) on August 28, 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above section titled “Executive Compensation—Compensation Discussion and Analysis” with management, and, based on such review and discussions, recommended to the Board of Directors that the section be included in this proxy statement and the Annual Report.

This report is submitted by Sharon Allred Decker, Edward C. Dolby, James G. Martin and Dale C. Pond as the members of the Compensation Committee.

2006 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during fiscal 2006 by the NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation(1)(4)	All Other Compensation ($)(5)		Total ($)
Howard R. Levine	2006	728,585	—		499,842	931,939	857,537	99,360	(6)	3,117,263
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

R. James Kelly	2006	465,774	—		319,899	691,170	408,950	20,725		1,906,518
President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)

Robert A. George	2006	353,711	50,000	(7)	116,637	143,327	214,343	41,222		919,240
Executive Vice President—Chief Merchandising Officer

Charles S. Gibson, Jr.	2006	308,901	—		99,968	260,724	193,840	15,475		878,908
Executive Vice President—Supply Chain

Janet G. Kelley	2006	282,806	—		53,332	211,160	132,771	15,311		695,380
Senior Vice President—General Counsel and Secretary

(1)	Includes amounts deferred by certain of the NEOs pursuant to the Deferred Compensation Plan.

(2)

The amounts shown in this column indicate the dollar amount of compensation cost recognized by the Company in fiscal 2006 pursuant to FAS 123R for PSRs. Pursuant to Securities and Exchange Commission (“SEC”) regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 9 to the Consolidated Financial Statements included in our Annual Report for a discussion of the relevant assumptions made in these valuations.

(3)

The amounts shown in this column indicate the dollar amount of compensation cost recognized by the Company in fiscal 2006 pursuant to FAS 123R for option awards. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 9 to the Consolidated Financial Statements included in our Annual Report for a discussion of the relevant assumptions made in these valuations. Includes minor corrections to the amounts previously reported in the Annual Report.

(4)

Represents amounts earned under the Company’s Incentive Profit Sharing Plan (“Profit Sharing Plan”) in fiscal 2006 but paid in fiscal 2007. For information regarding the Company’s Profit Sharing Plan, see the discussion in “Compensation Discussion and Analysis” in this proxy statement.

(5)

For each NEO, All Other Compensation for fiscal 2006 included premiums paid for each of the named executive officers in the following amounts: (i) $39 for the provision of short term disability insurance coverage, (ii) $2,820 for the provision of long term disability insurance coverage (except Ms. Kelley, for whom the premium was $2,655), and (iii) $6,297 for personal umbrella liability insurance coverage for

Mr. Levine. Also includes $25,078 in customary relocation expenses for which Mr. George was reimbursed in fiscal 2006. For each NEO, this column also includes Company contributions to the 401(k) plan, premiums for term life insurance (including accidental death and dismemberment coverage), premiums paid for executive disability insurance coverage and the Company’s Medical Expense Reimbursement Program (“MERP”), as follows:

Name	401(k) ($)	Term Life Insurance ($)	Executive Disability ($)	MERP Plan ($)
Howard R. Levine	3,300	2,360	4,589	6,522
R. James Kelly	3,300	2,186	5,814	6,566
Robert A. George	2,813	1,669	3,034	5,769
Charles S. Gibson, Jr.	3,461	1,450	1,909	5,796
Janet G. Kelley	3,443	1,333	2,045	5,796

All such amounts were determined by reference to the cash costs paid by the Company for the item.

(6)

Includes the incremental cost to the Company of Mr. Levine’s personal use of Company aircraft which amounted to $73,433 in fiscal 2006. The Company determines the incremental cost of Mr. Levine’s personal use of the Company’s aircraft by multiplying the total of Mr. Levine’s personal flight hours in fiscal 2006 (including “dead head” hours), by the per hour incremental cost of all Company aircraft. The incremental aircraft cost per hour is determined by adding the cost of fuel, repairs, supplies, crew travel and meals, landing and trip-related hangar and parking costs, and then dividing that figure by the Company’s total annual flight hours for all Company aircraft.

(7)	Represents a signing bonus paid in connection with Mr. George’s employment.

2006 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to the NEOs during fiscal 2006.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Plan	Grant Date(5)	Approval Date(5)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard R. Levine	(1)	9/28/2005	9/28/2005					150,000		19.75	814,500
	(2)	9/28/2005	9/28/2005	362,500	725,000	1,000,000
	(3)	9/28/2005	1/19/2006				3,125	12,500	25,000		300,750
	(4)	9/28/2005	1/19/2006				9,375	37,500	75,000		902,250

R. James Kelly	(1)	9/28/2005	9/28/2005					95,000		19.75	515,850
	(2)	9/28/2005	9/28/2005	172,500	345,000	517,500
	(3)	9/28/2005	1/19/2006				2,000	8,000	16,000		192,480
	(4)	9/28/2005	1/19/2006				6,000	24,000	48,000		577,440

Robert A. George	(1)	9/28/2005	9/28/2005					35,000		19.75	190,050
	(2)	9/28/2005	9/28/2005	87,500	175,000	281,050
	(3)	9/28/2005	1/19/2006				729	2,917	5,834		70,183
	(4)	9/28/2005	1/19/2006				2,188	8,750	17,500		210,525

Charles S. Gibson, Jr.	(1)	9/28/2005	9/28/2005					35,000		19.75	190,050
	(2)	9/28/2005	9/28/2005	77,500	155,000	248,930
	(3)	9/28/2005	1/19/2006				625	2,500	5,000		60,150
	(4)	9/28/2005	1/19/2006				1,875	7,500	15,000		180,450

Janet G. Kelley	(1)	9/28/2005	9/28/2005					22,000		19.75	119,460
	(2)	9/28/2005	9/28/2005	49,525	99,050	169,517
	(3)	9/28/2005	1/19/2006				334	1,334	2,668		32,096
	(4)	9/28/2005	1/19/2006				1,000	4,000	8,000		96,240

(1)	Represents stock option awards granted pursuant to the 1989 Plan in fiscal 2006 for performance in fiscal 2005.

(2)

Represents threshold, target and maximum payout levels pursuant to the awards granted under the Profit Sharing Plan. Pursuant to the Profit Sharing Plan, the amount of any cash bonus otherwise payable to any Associate may not exceed $1,000,000. The actual amount earned by each NEO in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding the Profit Sharing Plan, see the discussion in “Compensation Discussion and Analysis” in this proxy statement.

(3)

Represents threshold, target and maximum payout levels pursuant to 1 year PSR awards granted in fiscal 2006 for performance in fiscal 2005. See “Option Exercises and Stock Vested” table below for information on the shares issued pursuant to these awards.

(4)	Represents threshold and target payout levels pursuant to 3 year PSR awards granted in fiscal 2006 for performance in fiscal 2005.

(5)	PSR awards were contingently approved by the Compensation Committee on September 28, 2005, subject to stockholder approval of the 2006 Plan, which approval was obtained on January 19, 2006.

(6)

The amounts shown in this column indicate the grant date fair value of stock (PSRs) and option awards computed in accordance with FAS 123R. See Note 9 to the Consolidated Financial Statements included in our Annual Report for a discussion of the relevant assumptions made in these valuations.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning option awards and stock awards held by the NEOs as of August 26, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Howard R. Levine	150,000	(4)	—		24.25	09/16/06	42,000	990,360
	122,500	(5)	52,500	(5)	28.25	09/25/07
	20,000	(6)	—		40.75	09/28/08
	—		200,000	(7)	27.00	10/04/09
	—		150,000	(8)	19.75	09/27/10

R. James Kelly	85,000	(4)	—		24.25	09/16/06	26,880	633,830
	70,000	(5)	30,000	(5)	28.25	09/25/07
	110,000	(6)	—		40.75	09/28/08
	—		110,000	(7)	27.00	10/04/09
	—		95,000	(8)	19.75	09/27/10

Robert A. George	—		75,000	(9)	21.25	08/17/10	9,803	231,152
	—		35,000	(8)	19.75	09/27/10

Charles S. Gibson, Jr.	35,000	(5)	15,000	(5)	28.25	09/25/07	8,400	198,072
	60,000	(6)	—		40.75	09/28/08
	—		60,000	(7)	27.00	10/04/09
	—		35,000	(8)	19.75	09/27/10

Janet G. Kelley	16,000	(10)	24,000	(10)	34.25	01/03/09	4,486	105,780
	—		20,000	(7)	27.00	10/04/09
	—		25,000	(11)	32.25	03/06/10
	—		22,000	(8)	19.75	09/27/10

(1)

Represents stock options granted pursuant to the 1989 Plan. Options vest in increments of 40% on the second anniversary of the grant date and an additional 30% on each of the third and fourth grant date anniversaries.

(2)

Represents award of PSRs that were made in fiscal 2006 for performance in fiscal 2005 under a 3 year performance period. PSRs are earned and convert to the right to receive shares of the Company’s common stock based on the Company’s average annual return on equity (“ROE”) and pre-tax net income growth rate relative to a selected peer group of companies over the performance period. The number of shares reflected assumes achievement against the performance goals equivalent to 2006 fiscal year performance at the 56th percentile in relation to the Company’s peer group for earnings growth and ROE. Does not include award of PSRs that were made in fiscal 2006 for performance in fiscal 2005 under a 1 year performance period. Such PSRs vested and shares of common stock were issued to the Company’s NEOs on October 3, 2006. See “Option Exercises and Stock Vested” table, in this Proxy Statement.

(3)	Indicates market value of unearned PSRs by reference to the closing price of the Company’s common stock on the last trading day in fiscal 2006, August 25, 2006, of $23.58 per share.

(4)

This option was granted on September 17, 2001, under the 1989 Plan, and no portion of the option could be exercised until September 17, 2003. Thereafter, the option became exercisable in cumulative installments of not more than 40% of the number of shares subject to the option on or after September 17, 2003; 70% on or after September 17, 2004; and 100% on or after September 17, 2005. The option was fully vested as of September 17, 2005, and expired unexercised on September 16, 2006.

(5)

This option was granted on September 26, 2002, under the 1989 Plan, and no portion of the option could be exercised until September 27, 2004. Thereafter, the option became exercisable in cumulative installments of not more than 40% of the number of shares subject to the option on or after September 27, 2004; 70% on or after September 27, 2005; and 100% on or after September 27, 2006.

(6)

This option was granted on September 29, 2003, under the 1989 Plan, and became fully vested on September 29, 2005, as a result of the Company’s stock option acceleration program. This program was described in the Company’s Form 8-K Report, filed with the SEC on August 24, 2005.

(7)

This option was granted on October 5, 2004, under the 1989 Plan, and no portion of the option could be exercised until October 5, 2006. The option became exercisable in cumulative installments of not more than 40% of the number of shares subject to the option on or after October 5, 2006, and will continue to vest on the following schedule: 70% on or after October 5, 2007; and 100% on or after October 5, 2008.

(8)

This option was granted on September 28, 2005, under the 1989 Plan, and no portion of the option may be exercised prior to September 28, 2007. Thereafter, the option will become exercisable in cumulative installments of not more than 40% of the number of shares subject to the option on or after September 28, 2007; 70% on or after September 28, 2008; and 100% on or after September 28, 2009.

(9)

This option was granted on August 18, 2005, under the 1989 Plan in connection with Mr. George’s employment, and no portion of the option may be exercised prior to August 18, 2007. Thereafter, the option will become exercisable in cumulative installments of not more than 40% of the number of shares subject to the option on or after August 18, 2007; 70% on or after August 18, 2008; and 100% on or after August 18, 2009.

(10)

This option was granted on January 4, 2004, under the 1989 Plan in connection with Ms. Kelley’s employment, and no portion of the option could be exercised until January 4, 2006. The option became exercisable in cumulative installments of not more than 40% of the number of shares subject to the option on or after January 4, 2006, and will continue to vest on the following schedule: 70% on or after January 4, 2007; and 100% on or after January 4, 2008.

(11)

This option was granted on March 7, 2005, under the 1989 Plan in connection with Ms. Kelley’s promotion to General Counsel, and no portion of the option could be exercised until March 7, 2007. The option became exercisable in cumulative installments of not more than 40% of the number of shares subject to the option on or after March 7, 2007, and will continue to vest on the following schedule: 70% on or after March 7, 2008; and 100% on or after March 7, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock option exercises by the NEOs in fiscal 2006 and stock awards earned by the NEOs in fiscal 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Howard R. Levine	—	—	14,000	411,740
R. James Kelly	—	—	8,960	263,514
Robert A. George	—	—	3,268	96,112
Charles S. Gibson, Jr.	35,000	100,800	2,800	82,348
Janet G. Kelley	—	—	1,495	43,968

(1)	Reflects the value as calculated by the difference between the market price of the Company’s common stock on the date of exercise, and the exercise price of the stock options.

(2)	Represents shares issued under the 1 year PSR program for fiscal 2006 performance.

(3)	Determined by reference to the closing price of the Company’s common stock on October 3, 2006, the date such shares vested. The closing price on such date was $29.41.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with the Chairman of the Board and CEO Howard R. Levine; President, Chief Operating Officer and Interim Chief Financial Officer R. James Kelly; Executive Vice President Robert A. George, and Executive Vice President Charles S. Gibson, Jr. The employment agreements each provide for a one-year rolling term, which automatically extends each month for an additional month; provided, that either party may terminate the extensions by written notice to the other party. The employment agreements provide for a weekly base salary, subject to annual review by the Board, and for participation in the Company’s annual cash bonus plan, now currently pursuant to the 2006 Plan. Subject to certain terms and conditions contained therein, the employment agreements provide that the Company will pay severance of one year’s base salary if the Company terminates the Agreement prior to its expiration; provided that such termination is not for Cause or a result of Medical Disability (as defined in the employment agreements). The employment agreements also provide for payments of pro-rata bonus amounts under the 2006 Plan upon a termination that is not for Cause. The employment agreements prohibit the officers from engaging in activities that compete with the Company (with the definition of competitive companies for such purpose being narrower in scope in Messrs. George’s and Gibson’s agreement) and from soliciting Associates of the Company for one year after the termination of their respective agreements, regardless of the reason for termination.

Mr. Levine’s employment agreement was amended in August 2006 to memorialize the Company’s approval of the non-exclusive personal use of the Company’s aircraft by Mr. Levine, subject to certain limits and conditions as established by the Board each year. The Board has presently limited Mr. Levine’s personal usage of the aircraft to 70 hours for the 2007 fiscal year.

Presently, no other executive officer is party to an employment agreement with the Company.

NON-QUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows certain Associates, including NEOs, to defer receipt of up to 50% of their salary and 75% of their bonus payments. The Company does not match amounts that are deferred by any Associate, and the Company does not fund the Deferred Compensation Plan or provide any interest rate subsidy. In general, participants in the Deferred Compensation Plan can elect to have benefits paid in either a specified year, or following separation from service. The benefit payments can be taken in either a lump sum payment or in annual installments over five or ten years. Payments under the plan begin as soon as administratively feasible six months after an Associate’s separation from service, unless an Associate has elected to receive payments prior to separation from service in a specified year.

The investment options available under the Deferred Compensation Plan are as follows:

•	Vanguard Prime Money Market Fund

•	Harbor Bond Fund

•	T. Rowe Price Balanced Fund

•	Dodge and Cox Stock Fund

•	Fidelity Blue Chip Growth Fund

•	Vanguard Index 500 Fund

•	Royce Total Return Fund

•	Vanguard Explorer Fund

•	Fidelity Diversified International Fund

The following table shows information about the participation by each NEO in our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Howard R. Levine	36,429	14,911	392,550
R. James Kelly	110,425	58,064	1,092,769
Robert George	21,772	141	21,913
Charlie Gibson	20,280	7,046	146,511
Janet G. Kelley	—	—	—

(1)	Reflects amounts which are also reported as compensation in the Summary Compensation Table on page 21.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment agreements and maintain incentive plans that will require us to provide compensation or other benefits to the NEOs in connection with certain events related to a termination of employment or change of control.

Employment Agreements

Under their employment agreements, the NEOs (with the exception of Ms. Kelley, who is not party to an employment agreement) would, upon termination other than for “Cause” or “Medical Disability” (as defined in the employment agreements), receive certain severance benefits.

Under the employment agreements, upon termination of an NEO other than for Cause or Medical Disability, the NEO would become entitled to receive:

•	one year of base salary payable in twelve monthly installments; and

•	a pro rata payout under the Company’s annual cash bonus plan.

Under each employment agreement, the Company’s obligations to provide the severance benefits described above to any NEO are contingent on the NEO’s compliance with the non-competition, non-solicitation and confidentiality covenants contained in the employment agreement, as described in the narrative following the Option Exercises and Stock Vested table. In addition, upon the NEO’s obtaining new employment during the severance period the monthly severance payment would be reduced by the amount of monthly compensation payable to the NEO under the new employment arrangement.

2006 Plan

Under the 2006 Plan, in the event of a “Change in Control” (as defined in the 2006 Plan), if the acquiring company does not assume the obligation to perform under the 2006 Plan with respect to outstanding awards, or if within two years following the change in control, a participating Associate is terminated from employment without “Cause” (as defined in the 2006 Plan) or the participant resigns for “Good Reason” (as defined in the 2006 Plan), then:

•	outstanding options and PSRs would immediately vest; and

•

the target payout opportunities attainable under the Cash Bonus Award Guidelines and outstanding PSRs would be deemed to have been fully earned as of the effective date of the Change in Control based upon the greater of (1) an assumed achievement of all relevant performance goals at the “target” level, or (2) the actual level of achievement of all relevant performance goals against the target, as of the Company’s fiscal quarter end preceding such Change in Control.

In either such case, participants would be paid a prorated award based upon the length of the performance period that has elapsed prior to the date of the Change in Control or termination of employment. In addition, if a PSR award is not assumed by the acquiring company, the participant will have the opportunity to earn the remaining portion of the award not paid out upon the change in control.

In addition, if a participant’s employment is terminated as a result of death, Disability or Retirement (as defined in the 2006 Plan), or without Cause (as defined in the employment agreements for all NEOs other than Ms. Kelley; as defined in the 2006 Plan for Ms. Kelley), awards of PSRs will be made based on actual Company performance at the end of the fiscal year immediately preceding the date of termination or, if nearer, the end of the fiscal year immediately following the date of termination and prorated for the performance period completed prior to such termination.

Estimated Post-Employment Compensation and Benefits

The following table sets forth the estimated post-employment compensation and benefits that would have been payable to each of the NEOs under their employment agreements and the Company’s various incentive plans, assuming that each covered circumstance under such arrangements occurred on August 26, 2006.

Name	Benefits and Payments(1)	Termination without Cause ($)	Change of Control ($)	Medical Disability ($)	Death ($)
Howard R. Levine	Severance Pay(2)	725,000	—	—	—
	Target Bonus Award(3)	857,537	—	857,537	857,537
	Performance Share Rights(4)	660,240	660,240	660,240	660,240

	Total	2,242,777	660,240	1,517,777	1,517,777

R. James Kelly	Severance Pay(2)	600,000	—	—	—
	Target Bonus Award(3)	408,950	—	408,950	408,950
	Performance Share Rights(4)	422,554	422,554	422,554	422,554

	Total	1,431,504	422,554	831,504	831,504

Robert A. George	Severance Pay(2)	350,000	—	—	—
	Target Bonus Award(3)	214,343	—	214,343	214,343
	Performance Share Rights(4)	154,119	154,119	154,119	154,119

	Total	718,462	154,119	368,462	368,462

Charles S. Gibson, Jr.	Severance Pay(2)	310,000	—	—	—
	Target Bonus Award(3)	193,840	—	193,840	193,840
	Performance Share Rights(4)	132,048	132,048	132,048	132,048

	Total	635,888	132,048	325,888	325,888

Janet G. Kelley	Severance Pay	—	—	—	—
	Target Bonus Award(3)	—	—	—	—
	Performance Share Rights(4)	70,504	70,504	70,504	70,504

	Total	70,504	70,504	70,504	70,504

(1)

Stock options granted under the 1989 Plan do not accelerate for Death, Disability, Termination without Cause or any Change in Control. All stock options granted prior to August 26, 2006, were made pursuant to the 1989 Plan.

(2)	Represents severance pay equal to 12 months of the executive’s base salary.

(3)	Represents the 2006 award granted under the Profit Sharing Plan, as set forth in the Summary Compensation table, pursuant to the NEO’s Employment Agreement.

(4)

In each case, except in the event of a Change in Control, the target payout opportunities under the PSRs are paid on a ratable basis as of the date of the participant’s Termination without Cause, Medical Disability or Death. Under the 2006 Plan, the executive would receive the amounts set forth under the column “Change of Control” only if: (a) the awards are not assumed by the surviving entity, or (b) the awards are assumed by the surviving entity, but the executive is terminated within two years of the Change in Control. The target payout opportunities under the PSRs on a Change of Control are determined by the greater of (a) an assumed achievement of all relevant performance goals at the “target” level, or (b) the actual level of achievement of all relevant performance goals against the target, as of the Company’s fiscal quarter end preceding such event.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the shares of our common stock that may be issued under the 1989 Plan, the Directors Stock Plan and the 2006 Plan, which are the only equity compensation plans that we maintain, as of August 26, 2006.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance(3)
Equity Compensation Plans Approved by Stockholders	6,017,835	$29.54/share	12,005,117

(1)

Consists of 4,974,359 shares issuable upon exercise of options granted under the 1989 Plan and 1,043,476 shares issuable upon exercise of options and the award of common stock pursuant to PSRs based on “target” performance granted under the 2006 Plan.

(2)	The weighted average exercise price is for options only and does not account for PSRs.

(3)	Consists of 65,368 shares available to be granted under the Directors Stock Plan and 11,939,749 shares available for awards of options and other stock-based awards under the 2006 Plan.

OWNERSHIP OF THE COMPANY’S SECURITIES

Ownership by Directors and Officers

The following table sets forth, for each of our directors, each of the Named Executive Officers, and all of our executive officers and directors as a group, the number of shares beneficially owned and the percent of our common stock so owned, all as of March 3, 2007, and based on 150,807,820 shares outstanding as of that date:

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock
Mark R. Bernstein	16,452	(2)	*
Sharon Allred Decker	2,644		*
Edward C. Dolby	3,135		*
Glenn A. Eisenberg	2,735		*
Howard R. Levine	10,198,773	(3)	6.7%
George R. Mahoney, Jr.	529,253		*
James G. Martin	4,017		*
Dale C. Pond	605		*
R. James Kelly	483,053		*
Robert A. George	7,208		*
Charles S. Gibson, Jr.	148,642		*
Janet G. Kelley	47,210		*

All Executive Officers and Directors of the Company as a Group (16 persons)	11,662,523		7.7%

*	Less than one percent

(1)

All shares are held with sole voting and investment power, except that Mr. Levine does not have voting or investment power with respect to 5,679,494 shares held in irrevocable trusts for his benefit by Bank of America, N.A., as Trustee, as set forth in note (3) below. These numbers include shares for which the following persons have the right to acquire beneficial ownership, as of March 3, 2007, or within 60 days thereafter, pursuant to the exercise of stock options: (i) Mr. Levine—455,000 shares; (ii) Mr. Mahoney—170,000 shares; (iii) Mr. Kelly—254,000 shares; (iv) Mr. Gibson—134,000 shares; (v) Ms. Kelley—46,000 shares; and (vi) all executive officers and directors as a group—1,161,800 shares. These numbers also include certain options that are vested as a result of our stock option acceleration program, as further described on our Form 8-K Report filed with the SEC on August 24, 2005.

(2)	This number does not include 16,050 shares owned by Mr. Bernstein’s wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

(3)

This number includes 5,679,494 shares included in the table “Ownership by Others,” which appears below as being held in irrevocable trusts for the benefit of Mr. Levine by Bank of America, N.A. as Trustee. They do not include 187,284 shares listed in said table which are held in irrevocable trusts for the benefit of Mr. Levine’s child by Bank of America, N.A. as Trustee, or 1,025 shares owned by Mr. Levine’s wife. Mr. Levine disclaims beneficial ownership of the shares owned by his wife.

Ownership by Certain Other Beneficial Owners

Based on filings with the SEC and other information, we believe that, as of the dates set forth below, the following stockholders beneficially owned more than 5% of our common stock:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)
FMR Corp 82 Devonshire Street Boston, MA 02109	13,490,551	(2)	8.9%

Bank of America Corporation 100 North Tryon Street Bank of America Corporate Center Charlotte, NC 28255	8,688,728	(3)	5.8%

Barclays Global Investors, NA 45 Freemont Street San Francisco, CA 94105	7,692,090	(4)	5.1%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	7,673,703	(5)	5.1%

(1)	Based on the number of shares of common stock owned by each stockholder as set forth above and 150,807,820 shares of our common stock outstanding as of March 3, 2007.

(2)

Based solely on the Schedule 13G/A filed by FMR Corp., Edward C. Johnson 3d and Fidelity Management Research Company (“Fidelity”), as of December 31, 2006. All of such shares are held by FMR Corp., with sole dispositive power; 2,824,651 of such shares are held by FMR Corp., with sole voting power. Fidelity, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 10,865,439 of such shares listed as a result of acting as investment adviser to various funds. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 10,865,439 shares owned by the funds. Neither FMR Corp., nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 37,000 of such shares listed as a result of its serving as investment manager of institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 37,000 shares and sole power to vote or to direct the voting of the 37,000 shares owned by the institutional account(s) as reported above. Strategic Advisors, Inc., a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 825 of such shares listed. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR Corp., is the beneficial owner of 12,000 shares of such shares listed as a result of serving as an investment adviser to institutional accounts and funds. Edward C. Johnson 3d and FMR Corp., through its control of PGALLC, each has sole dispositive power over 12,000 shares and sole power to vote 12,000 of such shares listed that are owned by the accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR Corp. is the beneficial owner of 785,829 of such shares listed as a result of its serving as investment manager of institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over 785,829 shares and sole power to vote 712,629 of such shares listed that are owned by the accounts managed by PGATC. Fidelity International Limited is the beneficial owner of 1,789,458 of such shares listed.

(3)

Based solely on the Schedule 13G/A filed by Bank of America Corporation and its affiliates, as of December 31, 2006. 8,629,118 of such shares were held with shared voting power, and 8,688,728 of such shares were held with shared dispositive power by Bank of America Corporation; 8,629,118 of such shares were held with shared voting power, and 8,688,728 of such shares were held with shared dispositive power by

NB Holdings Corporation; 8,489,870 of such shares were held with sole voting power, 94,405 of such shares were held with shared voting power, 8,477,170 of such shares were held with sole dispositive power and 165,974 of such shares were held with shared dispositive power by Bank of America, N.A.; 44,843 of such shares were held with shared voting and shared dispositive power by Bank of America Securities Holdings Corporation; 44,843 of such shares were held with sole voting and sole dispositive power by Bank of America Securities, LLC; 85,325 of such shares were held with shared voting power, and 138,325 of such shares were held with shared dispositive power by Columbia Management Group, LLC; 85,325 of such shares were held with sole voting power, and 138,325 of such shares were held with sole dispositive power by Columbia Management Advisors, LLC; 2,206 of such shares were held with shared voting and shared dispositive power by Bank of America Investment Advisors, Inc. These shares include 5,679,494 shares held in trusts, as of March 3, 2007, for the benefit of Mr. Levine, as noted in “Ownership by Directors and Officers,” above.

(4)

Based solely on the Schedule 13G/A filed by Barclays Global Investors, NA. (“BGI”) and its affiliates as of December 31, 2006. 4,434,019 of such shares were held with sole voting power, and 5,851,629 of such shares were held with sole dispositive power by BGI; 977,550 of such shares were held with sole voting and sole dispositive power by Barclays Global Fund Advisors; 643,773 of such shares were held with sole voting and sole dispositive power by Barclays Global Investors, LTD; 146,373 of such shares were held with sole voting and sole dispositive power by Barclays Global Investors Japan Trust and Banking Company Limited; and 72,765 of such shares were held with sole voting and sole dispositive power by Barclays Global Investors Japan Limited.

(5)

Based solely on the Schedule 13G/A filed by Franklin Resources Inc. and its affiliates (“FRI”) as of December 31, 2006. 7,666,100 of such shares were held with sole voting and sole dispositive power by Franklin Advisory Services, LLC; 4,460 of such shares were held with sole voting and sole dispositive power by Fiduciary Trust Company International; 3,000 of such shares were held with sole voting and sole dispositive power by Franklin Templeton Portfolio Advisors, Inc.; and 143 of such shares were held with sole voting and sole dispositive power by Franklin Advisers, Inc. Charles B. Johnson and Rupert H. Johnson, Jr. each owns in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI and may be deemed to be beneficial owners of such securities pursuant to SEC rules.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures

The Board of Directors adopted a Board of Directors Code of Conduct in 2005 which set forth the Company’s policy of prohibiting certain transactions in which the Company’s directors or their family members have an interest which could raise a conflict of interest with the Company. The Board of Directors Code of Conduct is available on the Company’s website at www.familydollar.com under the tab “Investors.” The Board of Directors Code requires that directors fully disclose any relationship or interest which may create an actual or potential conflict of interest to the Board’s Nominating/Corporate Governance Committee (the “Governance Committee”). The Governance Committee reviews all potential conflict of interest situations and advises the Board of its determination regarding such matters. All such consideration, discussions and votes regarding such matters are conducted in accordance with Delaware law, including provisions related to corporate opportunities.

The Company has also maintained a Code of Conduct applicable to all of its Associates for a number of years. The Code was amended by the Board in fiscal 2005 and is also posted on the Company’s website. The Code sets forth the Company’s policy of prohibiting participation by an Associate (or their family members) in any transaction that could create an actual or apparent conflict of interest with the Company, including transactions for services or products between the Company and an entity in which the Associate has any interest or serves on the entities’ Board; having a material interest in a competitive company; taking advantage of any opportunity learned of in the course of employment with the Company; or arranging for ex-Associates to engage in business with the Company within two years of their departure. Associates are required to obtain the prior written approval of the Company’s Compliance Committee before entering into any situation that could create a conflict of interest under the Code with determinations regarding such conflicts being made by the Governance Committee with respect to the Company’s executive officers.

The Governance Committee has also adopted written procedures for the review, approval and monitoring of transactions between the Company and its directors and/or executive officers (or their immediate family members) that would be subject to disclosure in the Company’s proxy statement pursuant to the SEC rules (generally transactions involving amounts exceeding $120,000 in which a related party has a material interest). Under these procedures, the Governance Committee is to be informed of transactions subject to review before their implementation. The procedures establish Company practices for obtaining and reporting information to the Governance Committee regarding such transactions on a periodic and an as-needed basis. The policy provides that such transactions are to be submitted for approval before they are initiated but also provides for ratification of such transactions. No director who is interested in a transaction may participate in the Governance Committee’s determinations as to the appropriateness of such transaction. In certain situations, the Chairman of the Governance Committee has been delegated the authority to make determinations regarding the approval of such transactions. The policy also pre-approves certain transactions excluded from the SEC’s disclosure rules and transactions arising solely from ownership of the Company’s stock in which all stockholders are equally treated. The Governance Committee and/or the Board have previously approved certain related party transactions, as described below. The procedures established by the Governance Committee provide for continuing monitoring and annual review of these pre-approved transactions.

Related Party Transactions

The Company purchased apparel for use by the Company’s store Associates and other merchandise, at a cost of $1.3 million during fiscal 2006 from a company owned by Eric Lerner, Howard R. Levine’s brother-in-law. The Company expects to engage in similar transactions during the balance of fiscal 2007 and fiscal 2008. The Company believes that these purchases were made on terms comparable to those that would be obtained in independent arms-length transactions with unrelated parties.

The Board of Directors approved a Retirement Agreement dated as of September 30, 2002, between the Company and Mr. Leon Levine, the former Chairman of the Board of the Company and the father of Howard R. Levine, in connection with Mr. Leon Levine’s retirement. Pursuant to the Retirement Agreement, the Company is committed to and does provide certain office space to Mr. Leon Levine (or, in the event of his death, to his wife) and to certain of his assistants and/or advisors; continuing health care coverage for Mr. Leon Levine and certain of his family members; Company-paid personal liability umbrella insurance coverage; and use of the Company’s airplanes for up to 30 hours per year. The Company accrued approximately $1,285,000 in fiscal 2002 for the total value of these benefits to be received over the term of the Agreement. The incremental cost to the Company of providing these benefits and services was approximately $76,000 during fiscal 2006. In addition, with the knowledge and consent of the Board of Directors, the Company provides office space and equipment to certain of Mr. Levine’s assistants and allows Company Associates to provide personal administrative, clerical or other incidental services to Mr. Levine. Mr. Levine partially reimbursed the Company for such services.

Pursuant to the provisions of the Company’s Bylaws and Delaware law, during the first quarter of fiscal 2007, the Company began advancing defense costs incurred in connection with derivative shareholder actions filed against the Company, as a nominal defendant, and against certain current or former officers and/or directors. See Note 8 to the Consolidated Financial Statements included in the Company’s Annual Report for a discussion of such derivative litigation and the parties involved and Note 10 to the Consolidated Financial Statements included in the 2006 Annual Report for a discussion of the Company’s stock option investigation. As of April 19, 2007, the Company has advanced approximately $825,000 for such expenses incurred by the individual defendants, in the aggregate, including the Company’s current officers and directors who are parties to such litigation, and plans to continue to advance such defense costs during fiscal 2007. Although the Company has provided information regarding such advances herein, and these advances were approved by the Governance Committee pursuant to its policies and procedures outlined above, the Company has also determined that such advances do not constitute related party transactions under such Company policies and procedures and believes that such advances do not constitute related party transactions pursuant to SEC disclosure requirements.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed the firm of Pricewaterhouse Coopers LLP (“PwC”) as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal 2007, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote in respect thereto is required to ratify the selection of PwC for the purposes set forth above. The Audit Committee and the Board of Directors recommend that the stockholders vote for ratification of the appointment of PwC. If the stockholders do not ratify the appointment of PwC, the appointment of the independent registered public accountants will be reconsidered by the Audit Committee. PwC served as our independent registered public accountants for the fiscal year ended August 31, 1991, and for each subsequent fiscal year. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees and Services

The following sets forth fees billed in fiscal 2006 for the audit and other services provided by PwC for fiscal 2006 and fiscal 2005:

Fee Category	Fiscal 2006 Fees		Fiscal 2005 Fees
Audit Fees	$580,000	(1)	$602,686	(1)
Audit-Related Fees	$66,187	(2)	$70,261	(3)
Tax Fees	$0		$0
All Other Fees	$1,500	(4)	$0

Total	$647,687		$672,947

(1)	Includes (i) fees for audits of annual financial statements, (ii) reviews of the related quarterly financial statements, and (iii) review of the Company’s internal controls.

(2)

Includes fees for audit related work in connection with Associate benefit plans of the Company, audit work relating to the implementation of FAS123R and audit work relating to the Company’s Notes and related overnight share repurchase transaction.

(3)

Includes fees for audit related work in connection with Associate benefit plans of the Company, review of an SEC comment letter received by the Company in the ordinary course of business, and consultation related to the Company’s restatement to reflect adjustments made in the Company’s lease accounting methods, as reported on Forms 10-K/A and 10-Q/A, filed with the SEC on April 15, 2005.

(4)	Represents fees paid for access to Comperio accounting research database.

All services rendered by PwC are permissible under applicable laws and regulations, and all such services were pre-approved by the Audit Committee. The Audit Committee Charter requires that the Committee pre-approve the services to be provided by PwC; the Audit Committee delegated that approval authority to the Chairman of the Audit Committee with respect to all matters other than the annual engagement of the independent registered public accountants.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PwC as the Company’s independent registered public accountants for fiscal 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, “Reporting Persons”) to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of our common stock, and to furnish us with copies of such reports. To our knowledge, which is based solely on a review of the copies of such reports furnished to us and written representations from Reporting Persons that no other reports were required, all Reporting Persons complied with all applicable filing requirements during fiscal 2006, except that as a result of an administrative oversight, Dorlisa K. Flur, Robert A. George, Charles S. Gibson, Jr., Janet G. Kelley, R. James Kelly, Howard R. Levine, C. Martin Sowers and Barry Sullivan each were approximately two weeks late in filing their Form 4 reports with respect to the acquisition of employee stock options granted on September 28, 2005. Additionally, Mr. Levine filed a Form 5 on October 10, 2006, reporting the gift of 50,000 shares on December 27, 2004.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the next Annual Meeting of stockholders in January 2008 (the “2008 Annual Meeting”), and to be included in the proxy statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Act”), must be received by us on or before August 2, 2007. If we receive notice of any stockholder proposal after October 16, 2007, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) under the Act, and the persons named in the proxies solicited by the Board of Directors for the 2008 Annual Meeting may exercise discretionary voting power with respect to such proposal. Additionally, our Bylaws require that any stockholder who intends to make a nomination or bring any other matter before the 2008 Annual Meeting must deliver notice of such intent to the Company not later than December 3, 2007, nor earlier than October 19, 2007. Any such proposals or notices should be in writing and should be sent by certified mail, return receipt requested, to the Secretary, Family Dollar Stores, Inc., P.O. Box 1017, Charlotte, North Carolina 28201-1017. Submitting a stockholder proposal does not guarantee that we will include such proposal in our next proxy statement. The Board reviews all stockholder proposals and determines whether further action is required.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies. Whether or not stockholders plan to attend the Annual Meeting, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the Annual Meeting if they are present and so request.

FAMILY DOLLAR

10401 OLD MONROE ROAD

P.O. BOX 1017

CHARLOTTE, NC 28201

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Family Dollar Stores, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Family Dollar Stores, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

FAMDS1

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FAMILY DOLLAR STORES, INC.

Vote On Directors

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. ELECTION OF DIRECTORS

01) Mark R. Bernstein

02) Sharon Allred Decker 03) Edward C. Dolby

04) Glenn A. Eisenberg

05) Howard R. Levine

06) George R. Mahoney, Jr. 07) James G. Martin

08) Dale C. Pond

Vote On Proposal

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accountants:

3. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

(Please sign exactly as your name appears at right. If there is more than one owner, each should sign. When signing as a fiduciary or representative, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.)

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

FAMILY DOLLAR STORES, INC.

Proxy for Annual Meeting of Shareholders on June 19, 2007

The undersigned hereby appoints Howard R. Levine and R. James Kelly, or either one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Shareholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. on Tuesday, June 19, 2007, at the office of the Company at 10401 Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated on the reverse side.

This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the election of the Directors named and for the ratification of the appointment of the Independent Registered Public Accountants.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his or her stock in person. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

PLEASE SIGN AND RETURN PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED.

(Please Sign on Reverse Side)